Exhibit 99.1

Contact:
Arthur F. Birmingham
Peapack-Gladstone Financial Corporation
T: 908-719-4308

Peapack-Gladstone Financial Corporation Reports Potential Material Impairment Charge Relating to Trust Preferred Pooled Securities

GLADSTONE, N.J.--(BUSINESS WIRE) – December 30, 2008 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) reported a reasonable likelihood that the Corporation would take a material Other Than Temporary Impairment (OTTI) charge in the fourth quarter of 2008 relating to its portfolio of Trust Preferred Pooled Securities.

The Corporation’s subsidiary Peapack-Gladstone Bank has two primary asset portfolios: its loan portfolio, which was $1.04 billion at September 30, 2008, and its investment portfolio, which was $239 million at September 30, 2008, and consists primarily of interest bearing or dividend paying obligations like bonds and preferred stocks.

As previously disclosed, the Corporation’s investment portfolio includes trust preferred securities. The trust preferred securities consist of pools of securities issued primarily by banks but also by insurance companies and REITs.  Three of the issues held by the Corporation are senior tranches and the remainder are mezzanine tranches.  No single issuer comprises more than five percent of the total principal of any one pool.

The Corporation’s investments in the trust preferred securities primarily represent an investment in community banks around the country.  Unfortunately, many of these community banks are deeply involved in real estate lending in areas hard hit by the real estate downturn, and many have come under considerable pressure as a result of significant defaults within their real estate loan portfolios.
Because of the significant stress on their loan portfolios, a growing number of these banks have deferred paying dividends on the trust preferred shares they issued to the pools in which the Corporation invested.  In addition, there is a widespread belief among market participants, who in normal times transact in these securities in the secondary market, that additional banks will defer paying dividends as the real estate and economic downturn continues.  As a result of these factors, together with the fact that risk premiums have recently increased markedly across almost all asset classes, including the trust preferred asset class, the fair value of the Corporation’s trust preferred securities, or the value the Corporation could realize if it were forced to sell the securities into the secondary market now, has declined materially. The amortized cost of these securities is $67.1 million, and as of November 30, 2008, the estimated fair value of these securities had not been determined as the market for these securities is illiquid.  However, the fair value could be as low as $12.7 million.

The Corporation primarily utilizes Moody's Investors Service with respect to the investment ratings of the Corporation’s trust preferred securities.  For the three trust preferred securities that Moody’s does not rate, the Corporation relies upon Standard & Poor’s.  As of June 30, 2008, each (or 100%) of the Corporation’s 46 trust preferred securities carried investment grade ratings, 43 from Moody’s and three from S&P.  As of September 30, 2008, 42 (or 91.3%) of the Corporation’s trust preferred securities carried investment grade ratings and four (or 8.7%) carried ratings below investment grade.  The four carrying ratings below investment grade were rated by Moody’s.

On November 12, 2008 Moody’s downgraded 180 tranches of 44 trust preferred securities, including many of the Corporation’s securities.  As a result, as of November 30, 2008, 23 (or 50.0%) of the Corporation’s trust preferred securities maintained an investment grade rating and 23 (or 50.0%) were rated below investment grade.  The 23 rated below investment grade were rated by Moody’s.

Moody’s has placed substantially all of the Corporation’s trust preferred securities currently rated investment grade on credit watch for possible downgrade pending its evaluation of these securities.  With respect to this evaluation, the Corporation expects Moody’s to employ substantially the same methodology it employed when it made its recently announced downgrades.  Consequently, the Corporation anticipates that substantially all of its trust preferred securities which are currently rated investment grade may be downgraded to below investment grade in the near future.

The sudden and comprehensive downgrade of the trust preferred securities (including the securities already downgraded and the securities likely to be downgraded in the near future) creates a reasonable likelihood that the Corporation will take a material OTTI charge with respect to these securities in the fourth quarter of 2008.

The Corporation is currently undertaking an analysis as to each of its 46 trust preferred securities, and expects to complete this analysis, and make a determination as to the fair values and required OTTI charge, prior to closing its books for the fourth quarter of 2008.  The Corporation expects to announce its fourth quarter financial results, including its determination as to an OTTI charge, in the first week of February, 2009.

An OTTI charge, should it be taken, would result in a decrease in the Corporation’s net income for the period in which it is taken, and a decrease in the Corporation’s capital.  Separate from a charge, under applicable regulatory accounting rules the downgrade in ratings of the Corporation’s trust preferred securities to below investment grade will result in a decrease in the Corporation’s regulatory risk-based capital ratio.

Even if the Corporation were to write its trust preferred securities down to zero, which the Corporation does not anticipate will occur, the Corporation and its bank subsidiary would still meet the requirements to be considered adequately capitalized under regulatory guidelines.  In addition, the Corporation expects to receive $28.7 million of new capital in connection with its planned sale of preferred equity to the U.S. Treasury in January, 2009.  As a result, the Corporation is well positioned to fully absorb any loss associated with its trust preferred securities.

The Corporation’s management team and board of directors emphasize that any charge the Corporation may take as to the trust preferred securities, except with respect to a decrease in the Corporation’s capital level and its risk based capital ratio, has no bearing on the Corporation’s ongoing core banking or trust and investment businesses, both of which have continued to perform well through this difficult period.

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Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.39 billion as of November 30, 2008. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at its Morristown office located at 233 South Street. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, classification of securities to other-than-temporary impaired status, unanticipated costs in connection with new branch openings, further declines in the economy in New Jersey, unexpected changes in interest rates, inability to manage growth in commercial loans, unexpected loan prepayment volume, unanticipated exposure to credit risks, insufficient allowance for loan losses, competition from other financial institutions, adverse effects of government regulation or different than anticipated effects from existing regulations, decline in the levels of loan quality and origination volume and decline in trust assets or deposits, and other unexpected events. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.